EXHIBIT 23M

                              PLAN OF DISTRIBUTION
                             PURSUANT TO RULE 12B-1

                                 CLASS C SHARES

WHEREAS, Fairholme Funds, Inc., a Maryland corporation, (the "Company"),engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the"1940 Act"); and

WHEREAS, the Company is authorized to issue an indefinite number of shares of beneficial interest (the "Shares"), in separate series representing the interests in separate funds of securities and other assets (the "Portfolio"); and

WHEREAS, the Company currently offers the following series of such Shares:

The Fairholme Fund; and

WHEREAS, the Company has further divided each series of the Company into various Classes of Shares, each representing an undivided proportionate interest in the portfolio of each series and differing in sales charges and ongoing fees and expenses; and

WHEREAS, each series of the Company offers Class C Shares, which Class is sold to the public without front-end sales charges but with a contingent deferred sales charge; and

WHEREAS, the Directors of the Company as a whole, and the Directors who are not interested persons of the Company, as defined in the 1940 Act, and who have no direct or indirect financial interest in the operation of this Plan of Distribution Pursuant to Rule 12b-1 (the "Plan") or in any agreement relating hereto (the "Independent Directors"), having determined, in the exercise of their reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the 1940 Act, that there is a reasonable likelihood that the Plan will benefit the Company and its shareholders, have approved the Plan by votes cast at a meeting called for the purpose of voting hereon and on any agreements related hereto; and

NOW, THEREFORE, the Company hereby adopts this Plan in accordance with Rule 12b-1 under the 1940 Act, on the following terms and conditions:

1. DISTRIBUTION AND SERVICING ACTIVITIES. Subject to the supervision of the Directors of the Company, the Company may, directly or indirectly, engage in any activities primarily intended to result in the sale of Class C Shares of each series of the Company, which activities may include, but are not limited to, the following:

(a) payments to the Company's Adviser and to securities dealers and others in respect of the sale of

     Class C Shares of each series of the Company;

(b) payment of compensation to and expenses of personnel (including personnel of organizations with which the Company has entered into agreements related to this Plan) who engage in or support distribution of Class C Shares of each series of the Company or who render shareholder

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     support  services not otherwise  provided by the Company's  transfer agent, administrator, or custodian, including but not limited to, answering inquiries regarding the Company, processing shareholder transactions, providing personal services and/or the maintenance of shareholder accounts, providing other shareholder liaison services, responding to shareholder inquiries, providing information on shareholder investments in each series of the Company, and providing such other shareholder services as the Company may reasonably request;
(c) formulation and implementation of marketing and promotional activities, including, but not limited to, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising;
(d)  preparation, printing and distribution of sales literature;
(e) preparation, printing and distribution of prospectuses and statements of additional information and reports of the Company for recipients other than existing shareholders of the Company; and
(f) obtaining such information, analyses and reports with respect to marketing and promotional activities as the Company may, from time to time, deem advisable.

The Company is authorized to engage in the activities listed above, and in any other activities primarily intended to result in the sale of Class C Shares of each series of the Company, either directly or through other persons with which the Company has entered into agreements related to this Plan.

2. MAXIMUM EXPENDITURES. During the period in which this Plan is effective, the Company shall pay to Fairholme Capital Management, LLC (the "Adviser") a monthly fee for distribution activities in an amount calculated at the rate of 0.75% per annum of the average daily net asset value of the Class C Shares of each series of the Company. Further, the Company shall also pay to the Adviser a monthly fee for shareholder servicing activities in an amount calculated at the rate of 0.25% per annum of the average daily net asset value of the Class C Shares of each series of the Company.

     Notwithstanding the foregoing, the expenditures to be made by the Company pursuant to this Plan and the basis upon which payment of such expenditures will be made shall be determined by the Directors of the Company, and in no event may such expenditures paid by the Company as distribution fees exceed an amount calculated at the rate of 0.75% of the average annual net assets of the Class C Shares of any series of the Company, nor may such expenditures paid as service fees to any person who sells Class C Shares of any series of the Company exceed an amount calculated at the rate of 0.25% of the average annual net asset value of such Shares. At the request of the Adviser, such payments for distribution and/or shareholder servicing activities may be made directly by the Company to other persons with which the Company has entered into agreements related to this Plan.

3. TERM AND TERMINATION. (a) This Plan shall become effective as of the 30th day of December, 2000. Unless terminated as herein provided, this Plan shall continue in effect for one year from the date hereof and shall continue in effect for successive periods of one year thereafter, but only so long as each such continuance is specifically approved by votes of a majority of both (i) the Directors of the Company and (ii) the Independent Directors, cast in person at a meeting called for the purpose of voting on such approval. (b) This Plan may be terminated at any time with respect to any series of the Company by a vote of a majority of the Independent Directors or by a vote of a majority of the outstanding voting securities of the Class C Shares of such series as defined in the 1940 Act.

4. AMENDMENTS. This Plan may not be amended to increase materially the maximum expenditures permitted by Section 2 hereof for any series of the Company unless such amendment is approved by a vote of the majority of the outstanding voting securities of the Class C Shares of such series, as defined in the 1940 Act, with respect to which a material increase in the amount of expenditures is

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     proposed,  and no  material  amendment  to this Plan  shall be made  unless approved in the manner provided for annual renewal of this Plan in Section 3(a) hereof.

5. SELECTION AND NOMINATION OF DIRECTORS. While this Plan is in effect, the selection and nomination of the Independent Directors of the Company shall be committed to the discretion of such Independent Directors.

6. QUARTERLY REPORTS. The Treasurer of the Company shall provide to the Directors of the Company, and the Directors shall review quarterly, a written report of the amounts expended pursuant to this Plan and any related agreements and the purposes for which such expenditures were made.

7. RECORD KEEPING. The Company shall preserve copies of this Plan and any related agreements and all reports made pursuant to Section 6 hereof, for a period of not less than six years from the date of this Plan. Any such related agreements or such reports for the first two years will be maintained in an easily accessible place.

8. LIMITATION OF LIABILITY. Any obligations of the Company hereunder shall not be binding upon any of the Directors, officers or shareholders of the Company personally, but shall bind only the assets and property of the Company. The term "Quaker Investment Trust" means and refers to the Directors from time to time serving under the Agreement and Declaration of Company of the Company, a copy of which is on file with the Secretary of The Commonwealth of Massachusetts. The execution of this Plan has been authorized by the Directors, and this Plan has been signed on behalf of the Company by an authorized officer of the Company, acting as such and not individually, and neither such authorization by such Directors nor such execution by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Company as provided in the Agreement and Declaration of Trust.

IN WITNESS THEREOF, the Directors of the Company, including a majority of the Independent Directors, have adopted this Plan at a meeting held on October 5, 2000, and have further directed that the Plan be made effective as of the date first written above.

FAIRHOLME FUNDS, INC.


/s/  Michael J. Senior
----------------------
MICHAEL J. SENIOR
Secretary